Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-185648) pertaining to the FluoroPharma Medical, Inc. 2012 Stock Incentive Plan, of our audit report dated March 13, 2012, except for Note 15,  as to which the date is March 19, 2013, with respect to the consolidated financial statements of FluoroPharma Medical, Inc. and Subsidiary, included in the Annual Report on Form 10-K for the year ended December 31, 2012.

MartinelliMick PLLC
Spokane, Washington
March 19, 2013